Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-(k)(l) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to the shares of 111, Inc., an exempted company with limited liability registered under the laws of the Cayman Islands; and (ii) that this agreement be included as an exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. This joint filing agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: September 9, 2022

Gang Yu

/s/ Gang Yu

Xiaomei Michelle Song

/s/ Xiaomei Michelle Song

Infinity Cosmo Limited

By:	/s/ Shek Yuet Min Jacqueline
Name: Redpa Limited (represented by Shek Yuet Min Jacqueline)
Title: Director
Authorized signatory for and on behalf of Infinity Cosmo Limited

Junling Liu

/s/ Junling Liu

Sunny Bay Global Limited

By:	/s/ Junling Liu
Name: Junling Liu
Title: Director

SCHEDULE A

EXECUTIVE OFFICERS AND DIRECTORS

I. Sunny Bay Global Limited

The business address of the following individual is 3-4/F, No.295 ZuChongZhi Road, Pudong New Area, Shanghai, 201203, People’s Republic of China.

Name	Position	Present Principal Occupation	Citizenship
Junling Liu	Director	Co-founder, co-chairman and chief executive officer of 111, Inc.	Australia

II. Infinity Cosmo Limited

The business address of the following entity is Suite 5508, 55/F, Central Plaza,18 Harbour Road, Wanchai, Hong Kong.

Name	Position	Present Principal Occupation	Citizenship
Redpa Limited	Director	N/A	Republic of Seychelles